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PROSPECTUS SUPPLEMENT                                          RULE 424(B)(3)
(TO PROSPECTUS, DATED DECEMBER 16, 1997)             REGISTRATION NO. 333-40693


                              FAMILY GOLF CENTERS

                       1,169,637 Shares of Common Stock

                                 --------------

     None of the share figures in this Prospectus Supplement have been adjusted to give effect to a three-two stock split in the form of a stock dividend declared on April 2, 1998 to holders of record of the Common Stock on April 20, 1998.

     This Prospectus Supplement relates to the offering or offerings, if any, that may be made form time to time of up to 1,169,637 Shares (the "Shares") of common stock, par value $.01 per share (the "Common Stock"), of Family Golf Centers, Inc., a Delaware corporation (the "Company"), by, or for the accounts of, the holders thereof (the "Selling Security Holders"). This Prospectus Supplement reflects a change in information as to the names of or amounts owned by certain Selling Security Holders from that set forth in the Prospectus. See "Selling Security Holders" and "Plan of Distribution."

     The following table sets forth certain information, as provided by the Selling Security Holders named below, with respect to the Shares held by such Selling Security Holders. This information was accurate as of the date such information was provided to the Company. The amounts may have increased or decreased since the date such information was provided. Any or all of the Shares listed below may be offered for sale by the Selling Security Holders from time to time and therefore no estimate can be given as to the number of Shares that will be held by the Selling Security Holders upon the termination of this offering (except that in each case, such number will represent less than 1% of the Common Stock outstanding, unless otherwise indicated). The "Number of Shares of Common Stock Owned Before the Offering" listed below includes the "Number of Shares Issuable upon Exercise of Warrants or Options" for each Selling Security Holder. The Selling Security Holders listed in the table have sole voting and investment powers with respect to the Shares indicated.

                                                               NUMBER OF
                                        NUMBER OF SHARES    SHARES ISSUABLE      NUMBER
                                        OF COMMON STOCK     UPON EXERCISE OF       OF
                                         OWNED BEFORE          WARRANTS OR       SHARES
NAME OF SELLING SECURITY HOLDER          THE OFFERING            OPTIONS         OFFERED
------------------------------          ----------------    ----------------     -------
Claude Lemieux                                3,334                0              3,334
Howard Silber                                   833                0                833
Keren, Nachalat, Yaacor, Inc.                 8,133                0              8,133


     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
     REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

           The date of this Prospectus Supplement is May 14, 1998.